UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2026

Vishay Intertechnology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   610-644-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.10 per share	VSH	New York Stock Exchange

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 29, 2026, Vishay Intertechnology, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), to offer and sell 15,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), at a public offering price of $50.00 per share, less underwriting discounts and commissions (the “Offering”).

In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,250,000 shares of its Common Stock, at the same price and on the same terms and conditions (the “Underwriters’ Option”), which the Underwriters exercised in full on June 30, 2026. The net proceeds from the Offering are expected to be approximately $830.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to accelerate its growth initiatives and for general corporate purposes, including to reduce current borrowings under its senior secured credit facility.

The shares of Common Stock described above are being offered and sold pursuant to an automatic shelf registration statement (File No. 333-297116) filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2026 that became automatically effective upon filing, including the prospectus forming a part of the registration statement, and a preliminary prospectus supplement, which was filed with the SEC on June 29, 2026. A final prospectus supplement dated June 29, 2026 relating to and describing the terms of the Offering was filed with the SEC on June 30, 2026.

The Offering is expected to close on July 1, 2026, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations and warranties contained in the Underwriting Agreement were made only for the purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Troutman Pepper Locke LLP relating to the validity of the issuance and sale of the shares of Common Stock in the Offering is filed herewith as Exhibit 5.1.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01.	Other Events.

On June 29, 2026, the Company issued a press release announcing the launch of the Offering, and on June 29, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of each such press release is attached as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K and each is hereby incorporated by reference herein.

Special Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the closing date of the Offering, the anticipated use of the proceeds from the Offering, and the risks set forth under the heading “Risk Factors” in the final prospectus supplement for the Offering and risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other reports filed from time to time with the SEC. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 29, 2026, between Vishay Intertechnology, Inc. and J.P. Morgan Securities LLC, as representative of the several underwriters named therein.

5.1	Opinion of Troutman Pepper Locke LLP.

23.1	Consent of Troutman Pepper Locke LLP (included as part of Exhibit 5.1 hereto).

99.1	Press Release, dated June 29, 2026, announcing the launch of the Offering.

99.2	Press Release, dated June 29, 2026, announcing the pricing of the Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Intertechnology, Inc.
Date: July 1, 2026
	By:	/s/ David L. Tomlinson
David L. Tomlinson
Senior Vice President – Chief Accounting Officer